The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Notes until the pricing supplement, the REN Strategies product supplement and the accompanying prospectus (collectively, the "Offering Documents") are delivered in final form. The Offering Documents are not an offer to sell these Notes and we are not soliciting offers to buy these Notes in any state where the offer or sale is not permitted.

Subject to Completion
PRELIMINARY PRICING SUPPLEMENT

Dated June 7, 2017
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-204908

(To Prospectus dated April 29, 2016, and

Product Supplement dated June 7, 2017)

UBS AG $• Capped Buffered Return Enhanced Notes with Downside Leverage Factor

Linked to the shares of the SPDR® S&P® Regional Banking ETF due on or about June 27, 2018

Investment Description

UBS AG Capped Buffered Return Enhanced Notes with Downside Leverage Factor (the “Notes”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) linked to the shares of the SPDR® S&P® Regional Banking ETF (the “Underlying Asset”). At maturity, UBS will pay an amount in cash that is based on the direction and percentage change in the level of the Underlying Asset from the Initial Level to the Final Level (the “Underlying Return”). The “Final Level” of the Underlying Asset is the arithmetic average of the Closing Level of the Underlying Asset on each of the “Averaging Dates” specified under “— Key Dates” below. If the Underlying Return is positive, UBS will pay you a cash payment per Note equal to the Principal Amount plus a return equal to the lesser of (i) the product of the Upside Leverage Factor multiplied by the Underlying Return and (ii) the Maximum Return. If the Underlying Return is zero or negative and the percentage decline from the Initial Level to the Final Level is less than the Buffer Amount, UBS will pay you a cash payment per Note equal to the Principal Amount. If, however, the Underlying Return is negative and the percentage decline from the Initial Level to the Final Level is greater than the Buffer Amount, UBS will pay you a cash payment per Note that is less than the Principal Amount, if anything, resulting in a percentage loss on your initial investment equal to the percentage decline in excess of the Buffer Amount multiplied by the Downside Leverage Factor and, in extreme situations, you could lose all of your initial investment. Investing in the Notes involves significant risks. The Notes do not pay interest. You may lose some or all of your initial investment. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Features

❑	Enhanced Participation in the Underlying Return up to the Maximum Return: At maturity, the Notes provide participation in any positive Underlying Return, enhanced by the Upside Leverage Factor, up to the Maximum Return.
❑	Contingent Repayment of Principal with Potential for Full Downside Market Exposure: If the Underlying Return is negative and the percentage decline from the Initial Level to the Final Level is greater than the Buffer Amount, at maturity, UBS will pay you a cash payment per Note that is less than the Principal Amount, if anything, resulting in a percentage loss on your investment equal to the percentage decline in excess of the Buffer Amount multiplied by the Downside Leverage Factor and, in extreme situations, you could lose all of your initial investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Pricing Date	June 9, 2017
Original Issue Date	June 14, 2017
Final Averaging Dates	June 18, 2018, June 19, 2018, June 20, 2018, June 21, 2018 and June 22, 2018 (the “Final Valuation Date”)
Maturity Date	June 27, 2018
*	Expected. See page 2 for additional details.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. UBS is not necessarily obligated to repay the full Principal Amount of the Notes at maturity, and the Notes may have the full downside market risk of an investment in the Underlying Asset. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” beginning on page 3 and under “Risk Factors” beginning on page PS-35 of the REN Strategies product supplement before purchasing any Notes. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on your Notes. You may lose some or all of your initial investment in the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Note Offering

These terms relate to Capped Buffered Return Enhanced Notes with Downside Leverage Factor linked to the shares of the SPDR® S&P® Regional Banking ETF. The return on the Notes is subject to, and will not exceed, the “Maximum Return” or the corresponding “Maximum Payment at Maturity per Note". The Notes are offered at a minimum investment of 10 Notes at $1,000 per Note (representing a $10,000 investment), and integral multiples of $1,000 in excess thereof.

Underlying Asset	Bloomberg Ticker	Upside Leverage Factor	Maximum Return	Maximum Payment at Maturity per Note	Buffer Amount	Downside Leverage Factor	Initial Level	CUSIP	ISIN
SPDR® S&P® Regional Banking ETF	KRE	1.5	13.50%	$1,135.00	10.00%	1.1111	•	90270KKE8	US90270KKE81

The estimated initial value of the Notes as of the Trade Date is expected to be between $954.70 and $984.70 for Notes linked to the shares of the SPDR® S&P® Regional Banking ETF. The range of the estimated initial value of the Notes was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 3 and 4 herein.

See “Additional Information about UBS and the Notes” on page ii. The Notes will have the terms specified in the REN Strategies product supplement relating to the Notes, dated June 7, 2017, the accompanying prospectus and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this document, the REN Strategies product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public		Underwriting Discount(1) (2)		Proceeds to UBS
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the shares of the SPDR® S&P® Regional Banking ETF	$•	$1,000.00	$•	$10.00	$•	$990.00

(1) Certain fiduciary accounts will pay a purchase price of $990.00 per $1,000 Principal Amount of the Notes, and the placement agents, with respect to sales made to such accounts, will forgo any fees.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and its affiliates will act as placement agents for the Notes. The placement agents will forego fees for sales to certain fiduciary accounts. The placement agents will receive a fee from the issuer or one of our affiliates that will not exceed $10.00 per $1,000 Principal Amount of Notes. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The fees and commissions referenced herein do not include additional transaction costs, fees or expenses which may be reflected in the level of the Underlying Asset. Please refer to “Key Risks” and “Information About the Underlying Asset” for more information.

J.P. Morgan Securities LLC	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by an accompanying product supplement for the Notes), with the Securities and Exchange Commission (the “SEC”), for the offering to which this document relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you the prospectus and the accompanying product supplement if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	REN Strategies product supplement dated June 7, 2017: https://www.sec.gov/Archives/edgar/data/1114446/000091412117000740/ub36097783-424b2.htm
♦	Prospectus dated April 29, 2016: http://www.sec.gov/Archives/edgar/data/1114446/000119312516569341/d161008d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries and references to “Notes” refer to the Digital Trigger Return Notes that are offered hereby, unless the context otherwise requires. Also, references to the “REN Strategies product supplement” mean the UBS product supplement, dated June 7, 2017 and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated April 29, 2016.

This document, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including all other pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” in the REN Strategies product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Notes.

If there is any inconsistency between the terms of the Notes described in the accompanying prospectus, the REN Strategies product supplement or this document, the following hierarchy will govern: first, this document; second, the REN Strategies product supplement; and last, the accompanying prospectus.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of all of your initial investment.
♦	You can tolerate a loss of a substantial portion or all of your initial investment and are willing to make an investment that may have the full downside market risk of an investment in the Underlying Asset or the equity securities constituting the Underlying Asset (the “Underlying Equity Constituents”).
♦	You believe the Underlying Asset will appreciate over the term of the Notes and that the percentage of appreciation, when multiplied by the Upside Leverage Factor is unlikely to exceed an amount equal to the Maximum Return indicated on the cover hereof.
♦	You understand and accept that your potential return is limited to the Maximum Return and you are willing to invest in the Notes based on the Maximum Return indicated on the cover hereof.
♦	You are willing to invest in the Notes based on the Upside Leverage Factor and Buffer Amount indicated on the cover hereof.
♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying Asset.
♦	You do not seek current income from your investment and are willing to forgo any dividends paid on the Underlying Asset.
♦	You are willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.
♦	You understand and are willing to accept the risks associated with the Underlying Asset.
♦	You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
♦	You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Notes LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of all of your initial investment.
♦	You require an investment designed to provide a full return of principal at maturity.
♦	You cannot tolerate a loss of a substantial portion or all of your initial investment and are unwilling to make an investment that may have the full downside market risk of an investment in the Underlying Asset or its Underlying Equity Constituents.
♦	You believe that the level of the Underlying Asset will decline during the term of the Notes and that the percentage decline of the Underlying Asset from the Initial Level to the Final Level is likely to be greater than the Buffer Amount, or you believe the Underlying Asset will appreciate over the term of the Notes by more than the Maximum Return.
♦	You seek an investment that has unlimited return potential without a cap on appreciation or you would be unwilling to invest in the Notes based on the Maximum Return indicated on the cover hereof.
♦	You are not willing to invest in the Notes based on the Upside Leverage Factor or Buffer Amount indicated on the cover hereof.
♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying Asset.
♦	You seek current income from this investment or prefer to receive the dividends paid on the Underlying Asset.
♦	You are unable or unwilling to hold the Notes to maturity or you seek an investment for which there will be an active secondary market.
♦	You do not understand or are not willing to accept the risks associated with the Underlying Asset.
♦	You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should review “Information About the Underlying Asset” herein for more information. You should also review “Key Risks” herein and the more detailed “Risk Factors” in the REN Strategies product supplement for risks related to an investment in the Notes.

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Preliminary Terms

Issuer	UBS AG, London Branch
Principal Amount	$1,000 per Note
Term	Approximately 54 weeks. In the event that we make any change to the expected Pricing Date and Original Issue Date, the Calculation Agent may adjust the Averaging Dates, Final Valuation Date and Maturity Date to ensure that the stated term of the Notes remains the same.
Underlying Asset	The shares of the SPDR® S&P® Regional Banking ETF
Payment at Maturity (per Note)

If the Underlying Return is positive, UBS will pay you a cash payment equal to:

$1,000 + ($1,000 × the lesser of (a) Underlying Return × Upside Leverage Factor and (b) Maximum Return).

If the Underlying Return is zero or negative and the percentage decline from the Initial Level to the Final Level is equal to or less than the Buffer Amount, UBS will pay you a cash payment that is equal to:

Principal Amount.

If the Underlying Return is negative and the percentage decline from the Initial Level to the Final Level is greater than the Buffer Amount, UBS will pay you a cash payment that is less than your Principal Amount, if anything, equal to:

$1,000 + [$1,000 × (Underlying Return + Buffer Amount) x Downside Leverage Factor]

In this scenario, you will suffer a percentage loss on your initial investment equal to the percentage decline in excess of the Buffer Amount multiplied by the Downside Leverage Factor.

Maximum Return	13.50%
Maximum Payment at Maturity per Note	$1,135.00
Upside Leverage Factor	1.5
Buffer Amount	10.00%
Downside Leverage Factor	1.1111
Underlying Return	The quotient, expressed as a percentage, of the following formula: Final Level - Initial Level Initial Level
Initial Level(1)	The Closing Level of the Underlying Asset on the Pricing Date, as determined by the Calculation Agent.
Final Level(1)	The arithmetic average of the Closing Level of the Underlying Asset on each of the Averaging Dates, as determined by the Calculation Agent.
Averaging Dates(2)	June 18, 2018, June 19, 2018, June 20, 2018, June 21, 2018 and June 22, 2018.
Final Valuation Date(2)	June 22, 2018.

(1) Subject to adjustment by the Calculation Agent as described under “General Terms of the Securities — Antidilution Adjustments for Notes Linked to an Underlying Equity or Equity Basket Asset” and “— Reorganization Events for Notes Linked to an Underlying Equity or Equity Basket Asset” in the REN Strategies product supplement.

(2) Subject to postponement by the Calculation Agent as described under “General Terms of the Notes — Market Disruption Events” in the REN Strategies product supplement.

Investment Timeline

Pricing Date	The Initial Level is observed. The final terms of the Notes are set.
¯
Averaging Dates	The Closing Level of the Underlying Asset is observed on each of the Averaging Dates. The Final Level of the Underlying Asset and the Underlying Return are calculated on the Final Valuation Date.
¯
Maturity Date

If the Underlying Return is positive, UBS will pay you a cash payment per Note equal to:

$1,000 + ($1,000 × the lesser of (a) Underlying Return × Upside Leverage Factor and (b) Maximum Return).

If the Underlying Return is zero or negative and the percentage decline from the Initial Level to the Final level is equal to or less than the Buffer Amount, UBS will pay you a cash payment per Note that is equal to:

Principal Amount.

If the Underlying Return is negative and the percentage decline from the Initial Level to the Final Level is greater than the Buffer Amount, UBS will pay you a cash payment per Note that is less than your Principal Amount, if anything, equal to:

$1,000 + [$1,000 × (Underlying Return + Buffer Amount) x Downside Leverage Factor]

In this scenario, you will suffer a percentage loss on your initial investment equal to the percentage decline in excess of the Buffer Amount multiplied by the Downside Leverage Factor.

Investing in the Notes involves significant risks. You may lose some or all of your initial investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

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Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the REN Strategies product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	Risk of loss – The Notes differ from ordinary debt securities in that UBS will not necessarily repay the full Principal Amount of the Notes at maturity. UBS will only pay you the Principal Amount of the Notes if the Underlying Return is positive or zero or if the percentage decline of the Underlying Asset from the Initial Level to the Final Level is equal to or less than the Buffer Amount and will only make such payment at maturity. If the underlying return is negative and the percentage decline of the Underlying Asset from the Initial Level to the Final Level is greater than the Buffer Amount, you will lose a percentage of your Principal Amount equal to the percentage decline in excess of the Buffer Amount multiplied by the Downside Leverage Factor, and in extreme situations, you could lose all of your initial investment.
♦	The contingent repayment of principal by the issuer applies only if you hold your Notes to maturity — You should be willing to hold your Notes to maturity. The contingent repayment of principal by the issuer is only available if you hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the percentage decline of the Underlying Asset from the Initial Level to the then-current level is equal to or less than the Buffer Amount.
♦	The Upside Leverage Factor applies only at maturity — If you are able to sell your Notes prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Upside Leverage Factor and the return you realize may be less than the Upside Leverage Factor times the appreciation in the level of the Underlying Asset at such time, even if such return is positive and does not exceed the Maximum Return. You can receive the full benefit of the Upside Leverage Factor, subject to the Maximum Return, from UBS only if you hold your Notes to maturity.
♦	Your potential return on the Notes is limited to the Maximum Return — The return potential of the Notes is limited to the Maximum Return. Therefore, you will not benefit from any positive underlying return in excess of an amount that, when multiplied by the Upside Leverage Factor, exceeds the Maximum Return and your return on the Notes may be less than it would be in a hypothetical direct investment in the Underlying Asset.
♦	No interest — You will not receive any periodic interest payments on the Notes.
♦	Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your initial investment.
♦	Market risk — The return on the Notes, which may be negative, is directly linked to the performance of the Underlying Asset and indirectly linked to the value of the Underlying Equity Constituents, futures contracts on physical commodities and other assets constituting the Underlying Asset (collectively, the “Underlying Constituents”), and will depend on whether, and the extent to which, the underlying return is positive or negative. The level of the Underlying Asset can rise or fall sharply due to factors specific to the Underlying Asset or its Underlying Constituents and their issuers, such as stock price volatility, earnings and financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock or commodity market volatility and levels, interest rates and economic and political conditions.
♦	Fair value considerations.
♦	The issue price you pay for the Notes will exceed their estimated initial value – The issue price you pay for the Notes will exceed their estimated initial value as of the Pricing Date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the Pricing Date, we will determine the estimated initial value of the Notes by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the level and volatility of the Underlying Asset and Underlying Constituents, expected dividends on the Underlying Asset and the Underlying Equity Constituents, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the Pricing Date will be less than the issue price you pay for the Notes.
♦	The estimated initial value is a theoretical price; the actual price that you may be able to sell your Notes in any secondary market (if any) at any time after the Pricing Date may differ from the estimated initial value – The value of your Notes at any time will vary based on many factors, including the factors described above and in “—Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the Pricing Date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
3

♦	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the Pricing Date – We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the Pricing Date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the Pricing Date and any such differential between the estimated initial value and the issue price of the Notes as of the Pricing Date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.
♦	Limited or no secondary market and secondary market price considerations.
♦	There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and its affiliates may make a market in the offering of the Notes, although they are not required to do so and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
♦	The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Market (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.
♦	Price of Notes prior to maturity — The market price of the Notes will be influenced by many unpredictable and interrelated factors, including the level of the Underlying Asset and the Underlying Constituents; the volatility of the Underlying Asset and the Underlying Constituents; the dividend rate paid on the Underlying Asset and the Underlying Equity Constituents, as applicable; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid ask spread for the Notes.
♦	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “—Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.
♦	Owning the Notes is not the same as owning the Underlying Asset or Underlying Constituents — The return on your Notes may not reflect the return you would realize if you actually owned the Underlying Asset or the Underlying Equity Constituents. For instance, you will not benefit from any positive underlying return in excess of an amount that, when multiplied by the Upside Leverage Factor, exceeds the Maximum Return. Furthermore, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the Notes, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Notes. In addition, as an owner of the Notes, you will not have voting rights or any other rights that a holder of the Underlying Asset or Underlying Constituents may have.
♦	There can be no assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the level of the Underlying Asset will rise or fall. There can be no assurance that the Final Level will be greater than the Initial Level or that the percentage decline of the Underlying Asset from the Initial Level to the Final Level will be equal to or less than the Buffer Amount. The Final Level will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuers of the Underlying Equity Constituents. You should be willing to accept the risks of owning equities in general and the Underlying Equity Constituents in particular, and the risk of losing a substantial portion or all of your initial investment.
♦	The value of the Underlying Asset may not completely track the value of its Underlying Constituents in which such exchange traded fund (the “ETF”) invests — Although the trading characteristics and valuations of an ETF such as the Underlying Asset will usually mirror the characteristics and valuations of its Underlying Constituents, its value may not completely track the value of its Underlying Constituents. The value of the Underlying Asset will reflect transaction costs and fees that its Underlying Constituents do not have. In addition, although the Underlying Asset may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for such Underlying Asset or that there will be liquidity in the trading market.
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♦	Fluctuation of NAV — The net asset value (the “NAV”) of the Underlying Asset may fluctuate with changes in the market value of its Underlying Constituents. The market prices of the Underlying Asset may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. Furthermore, the Underlying Constituents may be unavailable in the secondary market during periods of market volatility, which may make it difficult for market participants to accurately calculate the intraday NAV per share of the Underlying Asset and may adversely affect the liquidity and prices of the Underlying Asset, perhaps significantly. For any of these reasons, the market price of the Underlying Asset may differ from its NAV per share and the Underlying Asset may trade at, above or below its NAV per share.
♦	Failure of the Underlying Asset to track the level of the S&P® Regional Banks Select Industry Index (the “target index’) — While the Underlying Asset is designed and intended to track the level of the target index, as specified below, various factors, including fees and other transaction costs, will prevent the Underlying Asset from correlating exactly with changes in the level of such target index. Accordingly, the performance of the Underlying Asset will not be equal to the performance of its target index during the term of the Notes. See “Information About the Underlying Asset” for more information on expenses reflected in the price of the Underlying Asset.
♦	Notes linked to the KRE Fund are subject to risks associated with the banking sector. — Notes linked to the SPDR® S&P® Regional Banking ETF (the “KRE Fund”) are subject to risks associated with the regional banking sector because the KRE Fund seeks to track the performance of the target index, which is comprised of the stocks of companies representing the banking sector of the S&P Total Markets Index. All or substantially all of the equity securities tracked by the KRE Fund are issued by companies whose primary lines of business are directly associated with the banking sector, which means the KRE Fund will be more affected by the performance of the banking sector versus a fund that is more diversified. The performance of bank stocks may be affected by extensive governmental regulation which may limit both the amounts and types of loans and other financial commitments they can make, and the interest rates and fees they can charge and the amount of capital they must maintain. The regional banking sector is highly competitive and profitability is largely dependent on the availability and cost of capital funds, and can fluctuate significantly when interest rates change. Credit losses resulting from financial difficulties of borrowers can negatively impact the sector. Banks may also be subject to severe price competition.
♦	Notes linked to the KRE Fund are subject to risks associated with the financial sector. — Notes linked to the KRE Fund are subject to risks associated with the financial sector. Financial services companies are subject to extensive governmental regulation which may limit both the amounts and types of loans and other financial commitments they can make, the interest rates and fees they can charge, the scope of their activities, the prices they can charge and the amount of capital they must maintain. Profitability is largely dependent on the availability and cost of capital funds, and can fluctuate significantly when interest rates change or due to increased competition. In addition, deterioration of the credit markets generally may cause an adverse impact in a broad range of markets, including U.S. and international credit and interbank money markets generally, thereby affecting a wide range of financial institutions and markets. Certain events in the financial sector may cause an unusually high degree of volatility in the financial markets, both domestic and foreign, and cause certain financial services companies to incur large losses. Securities of financial services companies may experience a dramatic decline in value when such companies experience substantial declines in the valuations of their assets, take action to raise capital (such as the issuance of debt or equity securities), or cease operations. Credit losses resulting from financial difficulties of borrowers and financial losses associated with investment activities can negatively impact the sector. Insurance companies may be subject to severe price competition. Adverse economic, business or political developments affecting real estate could have a major effect on the value of real estate securities (which include real estate investment trusts (“REITs”)). Declining real estate values could adversely affect financial institutions engaged in mortgage finance or other lending or investing activities directly or indirectly connected to the value of real estate.
♦	The Underlying Asset utilizes a passive indexing investment approach — The Underlying Asset is not managed according to traditional methods of “active” investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the Underlying Asset, utilizing a “passive” or indexing investment approach, attempts to approximate the investment performance of its target index by investing in a portfolio of stocks that generally replicate such target index. Therefore, unless a specific stock is removed from the target index, the Underlying Asset generally would not sell a stock because the stock’s issuer was in financial trouble. In addition, the Underlying Asset is subject to the risk that the investment strategy of its investment adviser may not produce the intended results.
♦	The calculation agent can make antidilution and reorganization adjustments that affect the payment to you at maturity — For antidilution and reorganization events affecting the Underlying Asset, the calculation agent may make adjustments to the Initial Level, Closing Level on an Averaging Date or Final Level, as applicable, and any other term of the Notes. However, the calculation agent will not make an adjustment in response to every corporate event that could affect the Underlying Asset. If an event occurs that does not require the calculation agent to make an adjustment, the market value of the Notes and the payment at maturity may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the REN Strategies product supplement or this document as necessary to achieve an equitable result. Following a delisting, discontinuance or other suspension from trading of the Underlying Asset, the amount you receive at maturity may be based on a share of another ETF or a basket of securities, futures contracts, commodities or other assets, as described further under “General Terms of the Notes — Delisting, Discontinuance or Modification of an ETF” in the REN Strategies product supplement. The occurrence of any antidilution or reorganization event and the consequent adjustments may materially and adversely affect the value of the Notes and your payment at maturity, if any. For more information, see the sections “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” and “—Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” in the REN Strategies product supplement.
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♦	There is no affiliation between the issuer of the Underlying Asset (the “Underlying Asset Issuer”) or any issuer of an Underlying Equity Constituent (an “Underlying Constituent Issuer”) and UBS, and UBS is not responsible for any disclosure by such issuers — We and our affiliates may currently, or from time to time in the future engage in business with any Underlying Asset Issuer or any Underlying Constituent Issuers. However, we are not affiliated with any Underlying Asset Issuer or any Underlying Constituent Issuers and are not responsible for such issuers’ public disclosure of information, whether contained in SEC filings or otherwise. You, as an investor in the Notes, should conduct your own investigation into the Underlying Asset and the respective Underlying Asset Issuer and each Underlying Constituent. Neither any Underlying Asset Issuer nor any Underlying Constituent Issuer is involved in the Notes offered hereby in any way and has no obligation of any sort with respect to your Notes. Any Underlying Asset Issuer and any Underlying Constituent Issuers have no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Notes.
♦	Potential UBS impact on price – Trading or transactions by UBS or its affiliates in the Underlying Asset and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying Asset and/or the Underlying Equity Constituents, may adversely affect the performance of the Underlying Asset and, therefore, the market value of the Notes.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with the Underlying Equity Constituent issuers or trading activities related to the Underlying Asset or any Underlying Equity Constituents, which may present a conflict between the interests of UBS and you, as a holder of the Notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine the underlying return and the payment at maturity of the Notes based on the Final Level of the Underlying Asset. The calculation agent can postpone the determination of the Initial Level, Closing Level and/or Final Level if a market disruption event occurs and is continuing on the Pricing Date, any Averaging Date and/or the Final Valuation Date, respectively. As UBS determines the economic terms of the Notes, including the Maximum Return, Buffer Amount and Upside Leverage Factor, and such terms include hedging costs, issuance costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the Underlying Asset to which the Notes are linked.
♦	Under certain circumstances, the Swiss Financial Market Supervisory Authority (“FINMA”) has the power to take actions that may adversely affect the Notes — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Notes, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Notes. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “What Are the Tax Consequences of the Notes” here in and “Supplemental U.S. Tax Considerations in the REN Strategies product supplement.
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Hypothetical Examples and Return Table of the Notes at Maturity

The examples and table below illustrate the Payment at Maturity for a $1,000 Note on a hypothetical offering of the Notes, with the following assumptions (the actual terms for the Notes will be set on the Trade Date; amounts have been rounded for ease of analysis):

Investment Term:	12 months
Initial level:	$50.00
Upside Leverage Factor:	1.5
Maximum Return	13.50%
Buffer Amount	10.00%
Downside Leverage Factor	1.1111
Range of Underlying Asset Performance:*	40% to -100%

* The performance range is provided for illustrative purposes only.

Final level	Underlying Return	Payment at Maturity	Note Total Return at Maturity
$70.00	40.00%	$1,135.00	13.50%
$67.50	35.00%	$1,135.00	13.50%
$65.00	30.00%	$1,135.00	13.50%
$62.50	25.00%	$1,135.00	13.50%
$60.00	20.00%	$1,135.00	13.50%
$57.50	15.00%	$1,135.00	13.50%
$55.00	10.00%	$1,135.00	13.50%
$54.50	9.00%	$1,135.00	13.50%
$53.00	6.00%	$1,090.00	9.00%
$51.50	3.00%	$1,045.00	4.50%
$50.00	0.00%	$1,000.00	0.00%
$48.50	-3.00%	$1,000.00	0.00%
$47.00	-6.00%	$1,000.00	0.00%
$45.00	-10.00%	$1,000.00	0.00%
$40.00	-20.00%	$888.89	-11.11%
$35.00	-30.00%	$777.78	-22.22%
$30.00	-40.00%	$666.67	-33.33%
$25.00	-50.00%	$555.56	-44.44%
$20.00	-60.00%	$444.44	-55.56%
$15.00	-70.00%	$333.33	-66.67%
$10.00	-80.00%	$222.22	-77.78%
$5.00	-90.00%	$111.11	-88.89%
0.00	-100.00%	$0.00	-100.00%

Example 1 — The Final Level of the Underlying Asset is $51.50 (resulting in an Underlying Return of 3.00%).

Because the underlying return is 3.00%, UBS will pay you a 4.50% total return, and the payment at maturity per Note will be calculated as follows:

$1,000 + ($1,000 × 1.5 × 3.00%)

= $1,000 + $45

= $1,045 (a 4.50% total return)

Example 2 — The Final Level of the Underlying Asset is $55.00 (resulting in an Underlying Return of 10.00%).

Because the underlying return of 10.00%, when multiplied by the Upside Leverage Factor, is greater than the Maximum Return, UBS will pay you the Maximum Return of 13.50%, and the payment at maturity will be calculated as follows:

$1,000 + ($1,000 x 13.50%)

= $1,000 + $135

= $1,135 ( a 13.5% total return)

Example 3 — The Final Level of the Underlying Asset is $47.00 (resulting in an Underlying Return of -6.00%).

Because the underlying return is zero or negative and the percentage decline from the Initial Level to the Final level is equal to or less than the Buffer Amount, UBS will repay the Principal Amount and the payment at maturity is equal to $1,000 per Note.

Example 4 — The Final Level of the Underlying Asset is $25.00 (resulting in an Underlying Return of -50.00%).

Because the underlying return is negative and the percentage decline from the Initial Level to the Final level is greater than the Buffer Amount, UBS will pay you less than the Principal Amount and the payment at maturity per Note is as follows:

$1,000 + [$1,000 × (-50.00% +10.00%) x 1.1111]

= $1,000 + [$1,000 × (-40.00%) x 1.1111]

= $555.56 ( a -44.44% total return)

Accordingly, if the underlying return is negative and the percentage decline from the Initial Level to the Final Level is greater than the Buffer Amount, UBS will pay you less than the Principal Amount, if anything, resulting in a percentage loss on your initial investment equal to the percentage decline in excess of the Buffer Amount multiplied by the Downside Leverage Factor and, in extreme situations, you could lose all of your initial investment.

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What Are the Tax Consequences of the Notes?

The U.S. federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” in the REN Strategies product supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Pursuant to the terms of the Notes, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid derivative contract with respect to the Underlying Asset. If your Notes are so treated, you should generally not accrue any income with respect to your Notes prior to maturity, sale or exchange and you should generally recognize capital gain or loss upon the sale, exchange, redemption or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Subject to the constructive ownership rules (discussed below), such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss). The deductibility of capital losses is subject to limitations.

Because the Notes are linked to the shares of an exchange-traded fund, there is a risk that an investment in the Notes could be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”). A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in certain “passthru entities” (including regulated investment companies such as ETFs, real estate investment trusts and passive foreign investment companies). Under the “constructive ownership” rules, if an investment in the Notes is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder (as defined under “Supplemental U.S. Tax Consideration” in the REN Strategies product supplement) in respect of the Notes would be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain”(as defined in Section 1260 of the Code) of the U.S. holder (the “Excess Gain”). In addition, an interest charge would also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the Notes (assuming such income accrued such that the amount in each successive year is equal to the income in the prior year increased at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the Notes).

It is not clear to what extent any long-term capital gain recognized by a U.S. holder in respect of the Notes would be recharacterized as ordinary income and subject to the interest charge described above, in part, because it is not clear how the “net underlying long-term capital gain” would be computed in respect of the Notes. Under Section 1260, the net underlying long-term capital gain is generally the net long-term capital gain a taxpayer would have recognized by investing in the underlying “passthru entity” at the inception of the constructive ownership transaction and selling on the date the constructive ownership transaction is closed out (i.e. at maturity or earlier disposition). It is possible that because the U.S. holder does not share in distributions made on the Underlying Asset, these distributions could be excluded from the calculation of the amount and character of gain, if any, that would have been realized had the U.S. holder held the Underlying Asset directly and that the application of constructive ownership rules may not recharacterize adversely a significant portion of the long-term capital gain you may recognize with respect to the Notes. However, it is also possible that all or a portion of your gain with respect to the Notes could be treated as “Excess Gain” because the Underlying Asset are comprised solely of exchange traded funds, the “net underlying long-term capital gain” could equal the amount of long-term capital gain a U.S. holder would have recognized if on the issue date of the Notes the holder had invested, pro rata, the Principal Amount of the Notes in shares of the Underlying Asset and sold those shares for their fair market value on the date the Notes are sold, exchanged or retired. In addition, all or a portion of your gain recognized with respect to the Notes could be “Excess Gain” if you purchase the Notes for an amount that is less than the Principal Amount of the Notes or if the return on the Notes is adjusted to take into account any extraordinary dividends that are paid on the shares of the Underlying Asset. Furthermore, unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” is treated as zero. Accordingly, it is possible that all or a portion of any gain on the sale or settlement of the Notes after one year could be treated as “Excess Gain” from a “constructive ownership transaction,” which gain would be recharacterized as ordinary income, and subject to an interest charge. Because the application of the constructive ownership rules to the Notes is unclear, you are urged to consult your tax advisors regarding the potential application of the “constructive ownership” rules to an investment in the Notes.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization (including possible treatment as a “constructive ownership transaction”), such that the timing and character of your income from the Notes could differ materially from the treatment described above, as described further under “Supplemental U.S. Tax Considerations — Alternative Treatments” of the REN Strategies product supplement. If the Internal Revenue Service (“IRS”) were successful in asserting an alternative treatment of the Notes, the timing and character of income on your Notes could differ materially from our description herein. The risk that the Notes may be recharacterized for U.S. federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other equity-linked securities that do not guarantee full repayment of principal.

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The IRS, for example, might assert that the Notes should be recharacterized for U.S. federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash), or that you should be required to recognize taxable gain on any rebalancing or rollover of the Underlying Asset.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury Department are actively considering whether the holder of an instrument similar to the Notes should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code discussed above should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” of the REN Strategies product supplement, unless and until such time as the Treasury Department and the IRS determine that some other treatment is more appropriate.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Notes.

Non-U.S. Holders. Subject to Section 871(m) of the Code and “FATCA” (discussed below), if you are not a U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your foreign status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Subject to Section 897 and Section 871(m) of the Code discussed below, gain from the sale, exchange, redemption or maturity of a Note or settlement at maturity generally should not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S. or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied, or has certain other present or former connections with the U.S.

Section 897. We will not attempt to ascertain whether any Underlying Equity Constituent Issuers would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” as defined in Section 897 of the Code. If any Underlying Constituent Issuer and the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Note upon a sale, exchange, redemption, maturity or other taxable disposition of the Note to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of an Underlying Constituent Issuer as a USRPHC and the Notes as United States real property interests.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017.

Based on our determination that the Notes are not “delta-one” with respect to the Underlying Asset or any U.S. Underlying Equity Constituent our counsel is of the opinion that the Notes should not be delta one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the Notes. If withholding is required, we will not make payments of any additional amounts.

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Nevertheless, after issuance, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Underlying Asset, the Underlying Equity Constituents or your Notes, and following such occurrence your Notes could be treated as delta one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if a non-U.S. holder enters, or has entered, into certain other transactions in respect of the Underlying Asset, the Underlying Equity Constituents or the Notes. A non-U.S. holder that enters, or has entered, into other transactions in respect of the Underlying Asset, the Underlying Equity Constituents or the Notes should consult its tax advisor regarding the application of Section 871(m) of the Code to its Notes in the context of its other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on a sale or disposition occurring after December 31, 2018, and certain foreign passthru payments made after December 31, 2018 (or, if later, the date that final regulations defining the term “foreign passthru payment” are published). If withholding is required, we (and/or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a non U.S. entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

You are urged to consult your tax advisors concerning the application of U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

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Information About the Underlying Asset

We have derived all information contained herein regarding the SPDR® S&P® Regional Banking ETF (the “KRE Fund”) from publicly available information. Such information reflects the policies of, and is subject to changes by, SSGA Funds Management, Inc. the investment adviser of the KRE Fund.

The KRE Fund is a separate, non-diversified series of the Trust (each, a “Sector SPDR Fund”) that constitute the Trust. Each Sector SPDR Fund is an “index fund” that invests in a particular sector or group of industries represented by a specified Select Sector Index. The companies included in each Sector Index are selected on the basis of industry or sub-industry classification from a universe of companies defined by the S&P Total Markets Index (“S&P TMI”). The Sector Indices upon which the Sector Funds are based together comprise all of the companies in the S&P TMI, subject to certain market capitalization and liquidity thresholds. The KRE Fund seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the S&P® Regional Banks Select Industry Index (the “target index”) that meet the market capitalization and liquidity thresholds.

In seeking to track the performance of the target index, the KRE Fund employs a replication strategy, which means that the KRE Fund typically invests in substantially all of the securities represented in the target index in approximately the same proportions as the target index. Under normal market conditions, the KRE Fund generally invests substantially all, but at least 80%, of its total assets in the securities comprising the target index.

The target index includes companies from the regional banking sub-industry.

As of March 31, 2017, ordinary operating expenses of the KRE Fund are expected to accrue at an annual rate of 0.35% of the KRE Fund’s daily net asset value. Expenses of the KRE Fund reduce the net value of the assets held by the KRE Fund and, therefore, reduce the value of each unit of the KRE Fund.

As of March 31, 2017, the KRE Fund’s top 10 holding by weight were: CIT Group Inc. (2.53%), First Republic Bank (2.42%), SVB Financial Group (2.38%), People’s United Financial Inc. (2.38%), Regions Financial Corporation (2.38%), KeyCorp (2.37%), Bank of the Ozarks Inc. (2.37%), PNC Financial Services Group Inc. (2.36%), Huntington Bancshares Incorporated (2.34%) and SunTrust Banks Inc. (2.33%).

In making your investment decision you should review the prospectus related to the KRE Fund, dated October 31, 2016 (as amended May 1, 2017) filed by the SPDR® Series Trust (the “SPDR Regional Banking ETF Prospectus”) available at:

●	October 31, 2016: sec.gov/Archives/edgar/data/1064642/000119312516751756/d258279d485bpos.htm
●	May 1, 2017: sec.gov/Archives/edgar/data/1064642/000119312517152120/d388099d497.htm

In addition, the SPDR Regional Banking ETF Prospectus is available on the KRE Fund’s website as indicated below. In making your investment decision you should pay particular attention to the sections of the SPDR Regional Banking ETF Prospectus entitled “Principal Risks of Investing in the Fund” and “Additional Risk Information.” UBS has not undertaken an independent review or due diligence of any publicly available information regarding the SPDR Regional Banking ETF Prospectus, and such information is not incorporated by reference in, and should not be considered part of, this document or any accompanying prospectus.

The KRE Fund’s website is us.spdrs.com/en/etf/spdr-sp-regional-banking-etf-KRE. Shares of the KRE Fund are listed on the NYSE Arca under ticker symbol “KRE.”

Information filed by the KRE Fund with the SEC can be found by reference to its SEC file numbers: 333-57793 and 811-08839.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the KRE Fund.

Historical Information

The following table sets forth the quarterly high and low closing level for the KRE Fund, based on the daily closing level as reported by Bloomberg Professional® Service (“Bloomberg”), without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of the KRE Fund on June 6, 2017 was $52.02. Past performance of the KRE Fund is not indicative of the future performance of the KRE Fund.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/2/2013	3/28/2013	$31.91	$28.93	$31.80
4/1/2013	6/28/2013	$33.97	$29.91	$33.88
7/1/2013	9/30/2013	$37.54	$34.49	$35.65
10/1/2013	12/31/2013	$40.77	$35.04	$40.61
1/2/2014	3/31/2014	$42.47	$36.84	$41.38
4/1/2014	6/30/2014	$42.16	$37.30	$40.32
7/1/2014	9/30/2014	$41.14	$37.61	$37.86
10/1/2014	12/31/2014	$41.18	$36.05	$40.70
1/2/2015	3/31/2015	$41.58	$36.54	$40.83
4/1/2015	6/30/2015	$45.37	$40.78	$44.16
7/1/2015	9/30/2015	$45.03	$38.56	$41.18
10/1/2015	12/31/2015	$45.93	$40.47	$41.92
1/4/2016	3/31/2016	$40.89	$32.89	$37.64
4/1/2016	6/30/2016	$41.98	$35.51	$38.35
7/1/2016	9/30/2016	$43.09	$36.85	$42.27
10/3/2016	12/30/2016	$56.46	$41.71	$55.57
1/3/2017	3/31/2017	$59.36	$52.59	$54.61
4/3/2017	6/6/2017*	$55.61	$51.71	$52.02
*	The above table only includes data through this date. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for this calendar quarter.
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The graph below illustrates the performance of the KRE Fund from January 3, 2007 through June 6, 2017, based on information from Bloomberg. Past performance of the KRE Fund is not indicative of the future performance of the KRE Fund.

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Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase, all of the Notes at the issue price to the public less the underwriting discount indicated on the cover of the final pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. UBS Securities LLC will agree to resell all of the Notes to J.P. Morgan Securities LLC and its affiliates (the “Agents”) at a discount from the issue price to the public equal to the underwriting discount that will not exceed $10.00 per $1,000 Principal Amount of Notes, but will forgo any fees for sales to certain fiduciary accounts. The Notes will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. The Agents intend to resell the offered Notes at the original issue price to the public. The Agents may resell the Notes to securities dealers (“Dealers”) at a discount from the original issue price to the public up to the underwriting discount indicated on the cover of the final pricing supplement.

Each Agent may be deemed to be an “underwriter” as defined in the Securities Act of 1933 (the “Securities Act”). We will agree to indemnify the Agents against certain liabilities, including liabilities under the Securities Act.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. UBS Securities LLC is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the Pricing Date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 months after the Pricing Date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” herein.

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You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement, the REN Strategies product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these notes in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement
Investment Description	i
Features	i
Key Dates	i
Note Offering	i
Additional Information about UBS and the Notes	ii
Investor Suitability	1
Preliminary Terms	2
Investment Timeline	2
Key Risks	3
Hypothetical Examples of How the Notes Might Perform	7
What are the Tax Consequences of the Notes?	8
Information About the Underlying Asset	11
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)	14

Product Supplement

Product Supplement Summary	PS-1
Hypothetical Examples of How the Notes Perform	PS-16
Risk Factors	PS-35
General Terms of the Notes	PS-49
Use of Proceeds and Hedging	PS-70
Supplemental U.S. Tax Considerations	PS-71
Certain ERISA Considerations	PS-78
Supplemental Plan of Distribution (Conflict of Interest)	PS-79

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	5
Where You Can Find More Information	6
Presentation of Financial Information	7
Limitations on Enforcement of U.S. Laws Against UBS, Its Management and Others	7
UBS	8
Swiss Regulatory Powers	11
Use of Proceeds	12
Description of Debt Securities We May Offer	13
Description of Warrants We May Offer	33
Legal Ownership and Book-Entry Issuance	48
Considerations Relating to Indexed Securities	53
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	56
U.S. Tax Considerations	59
Tax Considerations Under the Laws of Switzerland	70
Benefit Plan Investor Considerations	72
Plan of Distribution	74
Conflicts of Interest	75
Validity of the Securities	76
Experts	76

$•

UBS AG Capped Buffered Return Enhanced Notes with Downside Leverage Factor due on or about June 27, 2018

Preliminary Pricing Supplement dated June 7, 2017

(To Product Supplement dated June 7, 2017

and Prospectus dated April 29, 2016)

UBS Investment Bank

J.P. Morgan Securities LLC